June 25, 1994 UNAUDITED

CROMPTON & KNOWLES CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
June 25, 1994 and December 25, 1993
(In thousands)

                                           June 25,         December 25,
                                             1994              1993
 ASSETS
 CURRENT ASSETS
 Cash                                    $     2,359       $     9,284
 Accounts receivable                          98,752            84,482
 Inventories                                 132,569           113,932
 Other current assets                         16,896            12,698
     Total current assets                    250,576           220,396
 NON-CURRENT ASSETS
 Property, plant and equipment               109,174            99,925
 Cost in excess of acquired net assets        41,386            33,275
 Other assets                                  9,673             9,650
                                         $   410,809       $   363,246


 LIABILITIES AND STOCKHOLDERS' EQUITY
 CURRENT LIABILITIES
 Notes payable                           $    24,038       $     5,100
 Accounts payable                             50,344            44,905
 Accrued expenses                             33,036            25,574
 Income taxes payable                          8,146            12,935
 Other current liabilities                    13,444             6,925
     Total current liabilities               129,008            95,439
 NON-CURRENT LIABILITIES
 Long-term debt                               14,000            14,000
 Accrued postretirement liability              9,080             9,084
 Deferred income taxes                         4,837             4,727
     Total non-current liabilities            27,917            27,811
 STOCKHOLDERS' EQUITY
 Common stock                                  5,336             5,336
 Additional paid-in capital                   61,773            61,783
 Retained earnings                           208,808           191,230
 Accumulated translation adjustment            1,207              (557)
 Treasury stock at cost                      (17,377)          (11,278)
 Deferred compensation                        (5,863)           (6,518)
     Total stockholders' equity              253,884           239,996

                                         $   410,809       $   363,246

See accompanying notes to the consolidated financial statements.
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